Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI, INC. ANNOUNCES
AGREEMENT TO MERGE WITH MOBILE STORAGE GROUP
Also Reports Fourth Quarter Results
Tempe, AZ – February 22, 2008 — Mobile Mini, Inc. (Nasdaq GS: MINI), the leading provider of portable storage solutions, and Mobile Storage Group, Inc. of Glendale, California, a provider of portable storage in the United States and the United Kingdom, today announced that they have entered into a definitive merger agreement. Under the terms of the agreement, Mobile Storage Group will merge into Mobile Mini in a transaction valued at approximately $701.5 million.
The transaction will establish the combined company as a leading global provider of portable storage solutions in the US and the UK. Upon consummation of the merger, Mobile Mini will significantly expand its geographic footprint and will be positioned to cover most major markets for portable storage in both the US and the UK.
“This represents a highly strategic transaction for Mobile Mini,” stated Mobile Mini’s Chairman, President & Chief Executive Officer, Steven Bunger, “which substantially increases Mobile Mini’s ability to service an expanded customer base, provides the employees of both companies with enhanced career opportunities, and offers our stockholders an opportunity to benefit from a transaction that we believe will be solidly accretive to our earnings in the first full year of the combination.”
The merged company will include senior executives from both companies. Steve Bunger will serve as Chairman, President and Chief Executive Officer and Larry Trachtenberg will continue as Chief Financial Officer. Doug Waugaman, CEO of Mobile Storage Group, will join Mobile Mini as COO of Integration, reporting directly to Mr. Bunger. Jody Miller, Bill Armstead and Ron Halchishak, senior executives at Mobile Storage Group, will also assume senior roles with the combined organization. Mr. Bunger stated, “A key goal of this merger is to retain the top sales professionals, branch managers and operating field personnel of the combined organizations, both in the US and the UK, to position Mobile Mini with the most knowledgeable, experienced and motivated employee base in the portable storage industry.” Mr Waugaman added, “This merger is predicated on bringing together the best in class employees of our two organizations and I am excited by the expanded opportunities to be offered to much of our talented employee base.”
Mobile Storage Group is majority owned by the private equity firm Welsh, Carson, Anderson & Stowe (WCAS), who, together with the other equity holders, through this transaction, will be converting substantially all of their equity ownership of Mobile Storage group into Mobile Mini preferred stock. Following consummation of the merger, two WCAS representatives will be elected to Mobile Mini’s Board of Directors. WCAS is one of the largest private equity investors in the US focused on the information & business services and healthcare industries. Since its founding in 1979, WCAS has organized 14 investment partnerships with total capital in excess of $16 billion.

Mobile Mini, Inc. News Release	Page 2
February 22, 2008
Pursuant to the merger, Mobile Mini will assume approximately $535.0 million of Mobile Storage Group’s outstanding indebtedness and will acquire all outstanding shares of Mobile Storage Group for $12.5 million in cash and shares of newly issued Mobile Mini convertible preferred stock with a liquidation preference of $154.0 million. The convertible preferred stock will be convertible into approximately 8.55 million Mobile Mini common shares, representing a conversion price of $18.00 per Mobile Mini share and resulting in fully diluted ownership in Mobile Mini of approximately 19.8% for Mobile Storage Group stockholders. The preferred stock will be mandatorily convertible into Mobile Mini common stock if, after the first year following the issuance of the preferred stock, Mobile Mini’s common stock trades above $23.00 share for a period of 30 consecutive days. The preferred stock will, pay dividends on an equal basis with the common stock, on an as-converted basis (if and when a dividend is paid with respect to the common stock), will impose no covenants upon Mobile Mini, and will include an optional redemption feature following the tenth year after the issue date.
The merger is expected to generate cost synergies of at least $25 million on an annualized basis, which are expected to be fully realized by the end of fiscal 2009. The cost synergies are a result of the significant overlap in corporate functions and branch infrastructure. Mobile Mini believes that the combination with Mobile Storage will add 21 new locations in the US and 14 locations in the UK. This combination of new branches as well as proximate locations offers opportunities for both additional growth and substantial cost synergies via branch consolidation.
The transaction is expected to be slightly accretive to earnings in 2008 (excluding merger-related expenses), and should generate substantial EPS accretion of 25% or more, over current analyst EPS estimates, in 2009, including the benefit of expected synergies. Mr. Bunger stated, “As the integration of our companies is executed, we expect to achieve meaningful cost synergies by combining certain overlapping branch locations, consolidating corporate functions and headquarters and reducing certain combined operating expenses, which we estimate will ultimately generate a minimum of $25 million of savings on an annualized basis. These cost synergies, in combination with an improved revenue growth potential through implementing Mobile Mini’s growth model into newly acquired Mobile Storage Group branches, should add to Mobile Mini’s future earnings growth.”
The transaction has been structured to maintain a strong balance sheet with sufficient liquidity after the combination. Pro forma for the acquisition, Mobile Mini estimates that total debt will approximate $960 million. In 2007, Mobile Mini generated EBITDA of $133.9 million (excluding stock compensation expense) and Mobile Storage Group generated EBITDA of $86.1 million (adjusted for certain items and excluding stock compensation expense). With the $25 million of forecast cost synergies, the adjusted EBITDA for 2007 is approximately $245.0 million, resulting in pro forma leverage of approximately 3.9x. Going forward, management expects to fund both fleet expansion and debt reduction with cash flow from operations. Additionally, Mobile Mini believes it will have excess availability of over $300 million under its expected $1.0 billion asset-based revolving credit facility at closing of the transaction.
Closing of the transaction is subject to approval by Mobile Mini stockholders, obtaining required governmental approvals, receipt of a new $1.0 billion asset-based revolving credit facility and customary closing conditions. Mobile Mini has received a fully underwritten commitment from Deutsche Bank AG, Bank of America and JP Morgan for a $1.0 billion asset-based revolving credit facility to fund the transaction. A special meeting of Mobile Mini stockholders will be scheduled for the purpose of submitting the issuance of the preferred stock and related matters to Mobile Mini’s stockholders for approval. No date for the stockholders meeting has been set. Depending on the timing of various disclosure requirements, the stockholder meeting, and regulatory approvals, the transaction is expected to close as early as June 2008.

Mobile Mini, Inc. News Release	Page 3
February 22, 2008
Oppenheimer & Co. Inc. and Deutsche Bank Securities Inc. acted as financial advisors to Mobile Mini, and White & Case LLP acted as legal counsel. Lehman Brothers Inc. acted as financial advisor to Mobile Storage Group and Kirkland & Ellis LLP acted as legal counsel.
The Company plans to update its 2008 guidance to factor in the Mobile Storage Group merger and related integration, consolidation and other costs around the time of closing.
Additional Information
This communication is being made in respect of the proposed merger transaction involving Mobile Mini and Mobile Storage Group and may be deemed to be soliciting material relating to the proposed transaction. In connection with the proposed transaction, Mobile Mini will file a proxy statement relating to a special meeting of its stockholders and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, STOCKHOLDERS OF MOBILE MINI ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed to Mobile Mini’s stockholders. Stockholders of Mobile Mini will be able to obtain a free copy of the proxy statement, as well as other filings containing information about Mobile Mini, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov). Copies of the proxy statement and the filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement can also be obtained, when available, without charge, by directing a request to Mobile Mini, Inc. 7420 South Kyrene Road, Suite 101. Tempe, AZ 85283 Attention: Investor Relations.
Mobile Mini and its respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Mobile Mini’s directors and executive officers is available in Mobile Mini’s notice of annual meeting and proxy statement for its most recent annual meeting and Mobile Mini’s Annual Report on Form 10-K for the year ended December 31, 2006, which were filed with the Securities and Exchange Commission on March 1, 2007 and April 30, 2007, respectively. Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.
Mobile Mini also reported financial results for the fourth quarter ended December 31, 2007.
Fourth Quarter 2007 vs. Fourth Quarter 2006
•	Total revenues increased 9.0% to a quarterly record of $83.6 million, up from $76.7 million a year ago;

•	Lease revenues increased 8.2% to $74.2 million from $68.6 million;

•	Lease revenues comprised 88.9% of total revenues as compared to 89.5%;

•	EBITDA (earnings before interest expense, tax, depreciation and amortization) decreased to $32.4 million compared to $33.0 million in the 2006 fourth quarter;

•	Net income of $12.4 million, or $0.36 per diluted share, declined from last year’s $14.0 million and $0.38 per diluted share; and

•	Operating margin was 32.1%, as compared to 36.7% during the 2006 fourth quarter.
These results include share-based compensation expenses under SFAS 123(R) of approximately $0.8 million before tax and $0.6 million after tax in the fourth quarter of 2007 and 2006, respectively.

Mobile Mini, Inc. News Release	Page 4
February 22, 2008
Other 2007 Fourth Quarter Highlights
•	The average utilization rate improved to 81.0%, from 79.4% and 78.8% in the 2007 third quarter and second quarter, respectively;

•	Yield (total lease revenues per unit on rent) was up 4.5% as compared to last year’s fourth quarter;

•	The lease fleet grew 7.0% to 160,100 units from approximately 149,600 units at the end of the fourth quarter of 2006;

•	The average number of units on rent increased 3.5% to 129,000 from 125,000 in the fourth quarter of 2006; and

•	Funded debt to EBITDA remained strong at 2.9 to 1.
2007 Highlights
•	Entered four new markets last year: Pittsburgh, PA; Worcester, VT; and Windsor, ON and Vancouver, BC;

•	Redeemed $97.5 million aggregate outstanding principal balance of our 9.5% Senior Notes due 2013 with the issuance of $150 million 6.875% Senior Notes due 2015; and

•	Repurchased 2,174,828 shares of common stock through December 31, 2007 and there were no repurchases thereafter; the stock repurchase program has expired.
Business Overview
Mr. Bunger pointed out, “On a Company-wide basis, 2007 lease revenues continued to grow, 8.2% for the fourth quarter and 16.1% for the year as a whole. While Europe and certain regions in the U.S. are doing robust business, economic conditions in California, Arizona and Florida slowed the pace of our growth, and lease revenues came in slightly below expectations. 2007 EBITDA and diluted earnings per share were within the guidance ranges we previously provided, which is all the more satisfying considering the fleet optimization program and related costs underway. Mobile Mini’s after tax return on invested capital for the years ended December 31, 2007 and 2006 were 13.3% and 14.8%, respectively.”
Mr. Bunger continued, “One of the big advantages of the merger will be our ability to more easily move available units within our fleet to where they are needed and therefore we look forward to a significant reduction in capital expenditures. Going forward, the combined companies should be free cash flow positive. We are also delighted that in addition to Doug Waugaman, several key Mobile Storage Group executives are set to sign employment agreements with our combined company upon closing.”
He continued, “Moving forward, some of the metrics, such as internal growth rate, that we previously used in our quarterly reporting will become less relevant due to the scale, size and depth of our operations and industry position following the merger. While we expect first quarter 2008 EBITDA to be slightly below last year, we are confident that we will be able to achieve our prior 2008 diluted EPS guidance of between $1.50 and $1.60, excluding the impact of the Mobile Storage Group transaction.

Mobile Mini, Inc. News Release	Page 5
February 22, 2008
Lawrence Trachtenberg, Mobile Mini’s Executive Vice President & CFO noted, “The above 2008 guidance does not factor in the combination with Mobile Storage Group, although we expect the merger to be slightly accretive in 2008 before merger related expenses. We need to point out that there will be a one-time charge, which we are currently estimating at between $19 million and $20 million, pre-tax, relating to the business combination, the consolidation of branches and the integration of the two companies, which we will record when the transaction closes. The integration and consolidation benefits, including $25 million or more in cost savings, should be fully apparent in 2009. Additionally, the $1 billion revolving credit facility that we have secured provides us with ample borrowing capacity, even after the repayment of Mobile Storage Group’s outstanding indebtedness and the cash portion of the purchase price.”
EBITDA and pro forma financial measures, including those that are forward-looking, are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of these measures to the most directly comparable GAAP financial measures can be found in the Company’s report on Form 8-K filed with the SEC on the date of this release.
Conference Call
As previously announced, Mobile Mini will host a conference call today, at 8:30 am Eastern Time. To listen to the live call, dial 706-679-0885 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call can be accessed for approximately 14 days at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total fleet of over 165,000 portable storage units and portable offices with 66 branches in U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding revenue, EBITDA and earnings estimates for 2008, 2009 and beyond. Mobile Mini’s planned acquisition of Mobile Storage Group and the expected terms and timing of the transaction, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Among the risks and uncertainties that may affect future results are the ability to obtain the approval of the transaction by the Mobile Mini’s stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; and the ability of Mobile Mini to obtain financing. Additional risks and uncertainties are described from time to time in the Company’s SEC filings. Forward-looking statements represent the judgment of the Company, as of the date of they are made (in this instance, the date of this release), and Mobile Mini disclaims any intent or obligation to update forward-looking statements.
(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 6
February 22, 2008
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)
(includes effects of rounding)

	Three Months Ended	Three Months Ended
	December 31,	December 31,
	2007	2006
	Actual	Actual
Revenues:
Leasing	$74,241	$68,644
Sales	8,761	7,635
Other	548	377

Total revenues	83,550	76,656

Costs and expenses:
Cost of sales	6,057	5,011
Leasing, selling and general expenses	45,128	38,750
Depreciation and amortization	5,564	4,770

Total costs and expenses	56,749	48,531

Income from operations	26,801	28,125

Other income (expense):
Interest income	31	4
Interest expense	(6,613)	(5,801)
Foreign currency exchange	53	118

Income before provision for income taxes	20,272	22,446
Provision for income taxes (1)	7,829	8,423

Net income	$12,443	$14,023

Earnings per share:
Basic	$0.36	$0.39

Diluted	$0.36	$0.38

Weighted average number of common and common share equivalents outstanding:
Basic	34,512	35,581

Diluted	34,916	36,683

EBITDA	$32,449	$33,017

(1)	Income tax provision in 2006 includes a $0.3 million benefit due to the recognition of certain state net operating loss carry forwards that were scheduled to expire in 2006

Mobile Mini, Inc. News Release	Page 7
February 22, 2008
Mobile Mini, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
(in 000’s except per share data)
(includes effects of rounding)

	Twelve Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2007	2006	2006
	Actual	Pro forma	Actual	Pro forma

Revenues:
Leasing	$284,638	$284,638	$245,105	$245,105
Sales	31,644	31,644	26,824	26,824
Other	2,020	2,020	1,434	1,434

Total revenues	318,302	318,302	273,363	273,363

Costs and expenses:
Cost of sales	21,651	21,651	17,186	17,186
Leasing, selling and general expenses	166,994	166,994	139,906	139,906
Depreciation and amortization	21,149	21,149	16,741	16,741

Total costs and expenses	209,794	209,794	173,833	173,833

Income from operations	108,508	108,508	99,530	99,530

Other income (expense):
Interest income	101	101	437	437
Interest expense	(24,906)	(24,906)	(23,681)	(23,681)
Debt extinguishment expense (1)	(11,224)	—	(6,425)	—
Foreign currency exchange	107	107	66	66

Income before provision for income taxes	72,586	83,810	69,927	76,352
Provision for income taxes (2)	28,410	32,732	27,151	29,966

Net income	$44,176	$51,078	$42,776	$46,386

Earnings per share:
Basic	$1.24	$1.44	$1.25	$1.35

Diluted	$1.22	$1.41	$1.21	$1.31

Weighted average number of common and common share equivalents outstanding:
Basic	35,489	35,489	34,243	34,243

Diluted	36,296	36,296	35,425	35,425

EBITDA	$129,865	$129,865	$116,774	$116,774

(1)	Debt extinguishment expense in 2007 represents the remaining deferred loan costs and the redemption premium on $97.5 million aggregate principal amount outstanding of our 91/2% Senior Notes that we redeemed and is excluded in the pro forma results. Debt extinguishment expense in 2006 represents the portion of deferred loan costs and the redemption premium on 35% of the $150 million aggregate principal amount outstanding of our 91/2% Senior Notes that we redeemed and is excluded in the pro forma results.

(2)	Income tax provision in 2006 includes a $0.3 million benefit due to the recognition of certain state net operating loss carry forwards that were scheduled to expire in 2006 and is excluded in the pro forma results.

Mobile Mini, Inc. News Release	Page 8
February 22, 2008
Pro Forma Reconciliation

	Twelve Months Ended December 31, 2007			Twelve Months Ended December 31, 2006
	(in thousands except per share data)			(in thousands except per share data)
	(includes effects of rounding)			(includes effects of rounding)
		Debt			Debt	Income
		extinguishment			extinguishment	tax
	Pro forma	expense	Actual	Pro forma	expense	provision	Actual
Revenues	$318,302	$—	$318,302	$273,363	$—	$—	$273,363
EBITDA	129,865	—	129,865	116,774	—	—	116,774
Pre tax income	83,810	(11,224)	72,586	76,352	(6,425)	—	69,927
Net income	51,078	(6,902)	44,176	46,386	(3,952)	342	42,776
Diluted earnings per share	1.41	(0.19)	1.22	1.31	(0.11)	0.01	1.21

Mobile Mini, Inc. News Release	Page 9
February 22, 2008
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	December 31, 2007	December 31, 2006
	(unaudited)	(audited)
ASSETS
Cash	$3,703	$1,370
Receivables, net	37,221	34,953
Inventories	29,431	27,863
Lease fleet, net	802,923	697,439
Property, plant and equipment, net	55,363	43,072
Deposits and prepaid expenses	11,334	9,553
Other assets and intangibles, net	9,086	9,324
Goodwill	79,790	76,456

Total assets	$1,028,851	$900,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$20,560	$18,928
Accrued liabilities	38,941	39,546
Line of credit	237,857	203,729
Notes payable	743	781
Obligations under capital leases	10	35
Senior Notes	149,379	97,500
Deferred income taxes	123,471	97,507

Total liabilities	570,961	458,026

Commitments and contingencies
Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 34,573 and 35,898 issued and outstanding at December 31, 2007 and December 31, 2006, respectively	367	359
Additional paid-in capital	278,593	268,456
Retained earnings	213,894	169,718
Accumulated other comprehensive income	4,336	3,471
Treasury stock, at cost, 2,175 shares	(39,300)	—

Total stockholders’ equity	457,890	442,004

Total liabilities and stockholders’ equity	$1,028,851	$900,030

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Larry Trachtenberg, Executive VP &		The Equity Group Inc.
Chief Financial Officer		Linda Latman (212) 836-9609
Mobile Mini, Inc.		Lena Cati (212) 836-9611
(480) 894-6311		www.theequitygroup.com
www.mobilemini.com
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